Exhibit 99.1

FOR IMMEDIATE RELEASE

China XD Plastics Board of Directors Approves Construction Plan and Construction Budget of the New Facility and the Construction Project Cooperation Agreement

HARBIN, China, June 2, 2011 - China XD Plastics Company Limited ("China XD Plastics" or the "Company"), (Nasdaq: CXDC), one of the leading Chinese manufacturers engaged in the development, manufacture, and distribution of modified plastics primarily for use in automotive applications in China, today announced that its Board of Directors has approved the new manufacturing facility construction plan and construction budget of its subsidiary, Harbin Xinda Macromolecule Material Co., Ltd. (“Harbin Xinda”), and also approved its construction project cooperation agreement.

According to the construction project cooperation agreement, Harbin Xinda intends to commission Harbin Shengtong to build the 5 plants and new R&D Center based on the recent land purchase of nearly 50 acres at the South Harbin Industrial Park and the construction that is already in place at the site. The total construction area is 104,180 square meters, and the total budget for this project is expected to amount to approximately RMB435 million (approximately U.S. $67 million), which includes RMB94.99 million (approximately U.S. $15 million) as a part of the land purchase and a construction project which already was commenced by Harbin Shengtong. Harbin Xinda intends to finance the project with its existing cash on hand and through additional bank loans if needed. The entire project is expected to be completed by December 30, 2011.

In an effort to avoid duplicating the required construction registration fees and shorten the construction period, Harbin Xinda intends to continue to use the required approvals that Harbin Shengtong has already received, as well as the construction project management team, professional construction personnel and the supervision unit to carry on the construction project in accordance with Harbin Xinda’s design requirements to build the new plants and the R&D center. Harbin Shengtong intends to finance the project and Harbin Xinda will assist Harbin Shengtong in this regard. After the completion of the construction project, Harbin Shengtong is responsible for the land use right and building title transfer to Harbin Xinda after inspection by Harbin Xinda for the entire construction project. Harbin Xinda will pay RMB10 million to Harbin Shengtong for the construction project management fees.

Mr. Jie Han, Chairman of China XD Plastics, said, “We believe the new facilities construction project provides the sustainability for increasing an extra 30% capacity annually, and is a momentous step in our continued long-term strategic expansion plan. We believe that cooperating with Harbin Shengtong is the best way to carry out this process in the most efficient manner possible. We will submit the purchasing plan and the budget of the production lines and R&D equipment to our Board of Directors next week, endeavoring to put the new manufacturing facility into use as soon as possible, which we believe will help us to fully tap the strong demand for our modified plastics in the growing Chinese automotive industry.”

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the Company’s business and operations; the Company’s ability to successfully expand its production capacity; the future trading of the common stock of the Company; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:
China XD Plastics Company Limited Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Tienan Han, IR Manager Phone: +86-451-8434-6600 (Harbin) Email: cxdc@chinaxd.net	Taylor Rafferty (US): Bryan Degnan +1-212-889-4350 ChinaXD@Taylor-Rafferty.com Taylor Rafferty (HK): Mahmoud Siddig, Managing Director +852-3196-3712 ChinaXD@Taylor-Rafferty.com